UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2019

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001- 35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2019, the board of directors (the “Board”) of Leaf Group Ltd. (the “Company”) appointed Charles “Lanny” Baker to serve as a Class I director. As a Class I director, Mr. Baker will be up for election at the Company’s 2020 annual meeting of stockholders.

Mr. Baker has over 20 years of experience in internet and digital media companies. Mr. Baker has served as Chief Financial Officer of Yelp, Inc. since April 2016. Previously, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including Managing Director in the Equity Research Department. Mr. Baker served on the board and chaired the Audit and Nominating and Corporate Governance Committees of XO Group, Inc., a publicly traded life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the Audit Committee of HomeAway, Inc., a publicly traded online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.

There are no arrangements between Mr. Baker and any other person pursuant to which Mr. Baker was selected to serve as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Baker has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Baker is eligible to receive compensation pursuant to the Company’s outside director compensation program, which provides for an annual cash retainer of $50,000, plus additional amounts for serving on or chairing any of the Board committees. Mr. Baker is also eligible to receive an initial equity award with an aggregate grant date fair value of $150,000, consisting of a restricted stock unit award with a grant date fair value of $75,000 and a non-qualified stock option award with a grant date fair value of $75,000, each of which vests over three years, and annual equity awards pursuant to the terms of the outside director compensation program. All equity awards granted pursuant to the outside director compensation program are subject to the director’s continued service on the Board and are subject to acceleration upon the occurrence of specified events. In connection with his appointment as a director, Mr. Baker entered into the Company’s standard form of indemnification agreement.

Item 7.01        Regulation FD Disclosure.

On April 15, 2019, the Company announced that its Board was commencing a comprehensive review of its strategic alternatives, including a potential sale of the Company.

A copy of the Company’s press release announcing the matters described under Item 5.02 above and this Item 7.01 is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated April 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2019	LEAF GROUP LTD.

	By:	/s/ Adam F. Wergeles
Adam F. Wergeles
General Counsel